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EXHIBIT 99C.2
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CONSOLIDATED BALANCE SHEETS            U S WEST, Inc.
(UNAUDITED)
                                             March 31,  December 31,
Dollars in millions                               1997        1996
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ASSETS
Current assets:
 Cash and cash equivalents                         $164        $201
 Accounts and notes receivable                    2,059       2,113
 Inventories and supplies                           171         159
 Deferred tax asset                                 186         213
 Prepaid and other                                  399         426
                                           -------------------------
   Total current assets                           2,979       3,112
                                           -------------------------

Property, plant and equipment - net              18,208      18,281
Investment in Time Warner Entertainment           2,483       2,477
Net investment in international ventures          1,427       1,548
Intangible assets - net                          12,597      12,595
Net investment in assets held for sale              403         409
Other assets                                      2,236       2,433
                                           -------------------------
   Total assets                                 $40,333     $40,855
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LIABILITIES AND SHAREOWNERS' EQUITY
Current liabilities:
 Short-term debt                                 $1,795      $1,051
 Accounts payable                                 1,249       1,316
 Due to Continental Cablevision
  shareholders                                        -       1,150
 Dividends payable                                  266         263
 Other payables                                   2,503       2,294
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   Total current liabilities                      5,813       6,074
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Long-term debt                                   14,260      14,300
Postretirement and other postemployment
 benefit obligations                              2,473       2,479
Deferred taxes                                    4,438       4,522
Deferred credits and other                          733         800

Preferred securities of subsidiary
 trust holding Company-guaranteed
 debentures                                       1,080       1,080
Preferred stock subject to
 mandatory redemption                                51          51

Shareowners' equity:
 Preferred shares                                   921         920
 Common shares                                   10,739      10,741
 Retained earnings (deficit)                        (57)         18
 LESOP guarantee                                    (91)        (91)
 Foreign currency translation adjustments           (27)        (39)
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  Total shareowners' equity                      11,485      11,549
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   Total liabilities & shareowners' equity      $40,333     $40,855
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